UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Materials Pursuant to § 240.14a-12

PERFUMANIA HOLDINGS, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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Perfumania Holdings, Inc.

35 Sawgrass Drive, Suite 2

Bellport, New York 11713

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On October 8, 2010

To our Shareholders:

The 2010 Annual Meeting of Shareholders of Perfumania Holdings, Inc. will be held at 10:00 a.m. on Friday, October 8, 2010, at our principal executive offices located at 35 Sawgrass Drive, Suite 2, Bellport, New York, 11713, for the purpose of considering and acting upon the following:

1.	Election of five directors to hold office until our 2011 Annual Meeting of Shareholders or until their successors are duly elected and qualified;

2.	Ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm;

3.	Approval of the Perfumania Holdings, Inc. 2010 Equity Incentive Plan; and

4.	Any other matters that properly come before the Annual Meeting.

The Board of Directors is not aware of any other business scheduled for the Annual Meeting. Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.

Shareholders of record at the close of business on September 9, 2010 are entitled to notice of, and to vote at, the Annual Meeting or at any postponements or adjournments of the Annual Meeting.

By Order of the Board of Directors,

Donna Dellomo
Chief Financial Officer

Bellport, New York
September 23, 2010

YOUR VOTE IS IMPORTANT

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE,

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE

SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE

ENCLOSED POSTAGE PRE-PAID ENVELOPE.

PERFUMANIA HOLDINGS, INC.

2010 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

This proxy statement contains information related to our 2010 Annual Meeting of Shareholders to be held on Friday, October 8, 2010, beginning at 10:00 a.m., at our principal executive offices at 35 Sawgrass Drive, Suite 2, Bellport, New York, and at any adjournments or postponements thereof. The approximate date that this proxy statement, the accompanying notice of Annual Meeting and the enclosed proxy card are first being sent to shareholders is September 23, 2010. You should review this information in conjunction with our annual report to shareholders, which accompanies this proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on October 8, 2010:

This proxy statement and the annual report are available to our shareholders electronically via the

Internet on our website at www.perfumaniaholdingsinc.com/proxy_materials.aspx.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the election of directors, the ratification of the appointment of our independent registered public accounting firm and the approval of our 2010 Equity Incentive Plan.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That person is also called a “proxy.” If you designate someone as your proxy in a written document, that document is called a proxy card. The form of proxy card included with this proxy statement is solicited by our Board of Directors and designates each of Michael W. Katz, Joseph Bouhadana and Paul Garfinkle, or their successors, as proxies for our Annual Meeting.

What is a proxy statement?

It is a document that the regulations of the Securities and Exchange Commission (SEC) require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a shareholder of record and a shareholder who holds stock in street name?

If your shares are registered in your name, you are a shareholder of record. Owners of record receive their proxy materials directly from us. If your shares are held in the name of your broker or other financial institution, which is usually the case if you hold your shares in a brokerage or similar account, your shares are held in “street name.” Your broker or other financial institution or its respective nominee is the shareholder of record for your shares, and you are the “beneficial owner.” As the holder of record, only your broker, other institution or nominee is authorized to vote or grant a proxy for your shares. Beneficial owners receive their proxy materials directly from their broker or other institution.

What are abstentions and broker non-votes?

An abstention occurs when a shareholder of record (which may be a broker or other nominee of a street name holder) is present at a meeting (or deemed present) but fails to vote on a proposal, indicates that the shareholder abstains from voting on the proposal, or withholds authority from proxies to vote for director nominees while failing to vote for other eligible candidates in their place. A broker non-vote occurs when a broker or other nominee who holds shares for another does not vote on a particular proposal because the nominee does not have discretionary voting authority for that proposal and has not received instructions from the beneficial owner of the shares.

Who is entitled to vote at the Annual Meeting?

Only shareholders at the close of business on the record date, September 9, 2010, are entitled to receive notice of the Annual Meeting and to vote shares of our common stock that they held on the record date, or any adjournments or postponements of the Annual Meeting. Each outstanding share of common stock entitles its holder to cast one vote on each matter to be voted upon.

Any shareholder of record as of the record date may look at the complete list of the shareholders of record entitled to vote at the Annual Meeting. The list will be available at our principal executive offices for a period of ten days before the Annual Meeting and at the Annual Meeting itself.

Who can attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend. If your shares are held in the name of your broker or bank, you will need to bring a copy of a recent brokerage statement reflecting your stock ownership as of the record date and valid picture identification.

What constitutes a quorum for the meeting?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of all of the shares of common stock outstanding on the record date will constitute a quorum, permitting us to conduct business at the Annual Meeting. As of the record date, 8,966,751 shares of our common stock were outstanding. Proxy cards received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of a quorum. An inspector of elections appointed for the Annual Meeting will determine whether or not a quorum is present and will tabulate votes cast by proxy or in person at the Annual Meeting.

If less than a majority of the outstanding shares entitled to vote is represented at the Annual Meeting, a majority of the shares present at the Annual Meeting may adjourn the Annual Meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the Annual Meeting before adjournment.

How do I vote my shares?

If you complete, sign and return the accompanying proxy card, it will be voted as you direct. You may also vote in person at the Annual Meeting; however, beneficial owners who wish to vote in person will need to bring a proxy from the institution that holds their shares.

Can I vote by telephone or electronically?

We have not established procedures to allow telephone or electronic voting by shareholders of record, but may do so for future shareholder meetings if we determine that the added convenience to our shareholders would justify the additional costs to us associated with these voting methods. Beneficial owners may vote by telephone or the Internet if their bank or broker makes those methods available, in which case your bank or broker will enclose the instructions with this proxy statement.

Can I revoke my proxy and change my vote after I return my proxy card?

Yes. If you are a record holder, even after you have submitted your proxy card, you may revoke your proxy and change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy card bearing a later date. You may also change your vote by attending the Annual Meeting in person and voting. If a broker, bank or other nominee is the record holder of your shares and you wish to revoke your proxy, you must contact the record holder of your shares directly.

If I submit a proxy, how will my shares be voted?

If you submit a properly executed proxy card, the individuals named on the card, as your proxies, will vote your shares in the manner you indicate. If you sign and return the card without indicating your instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Your vote is important. Whether you plan to attend the meeting or not, we encourage you to vote by proxy as soon as possible.

My shares are held in street name. How are my shares voted if I do not return voting instructions?

Your shares may be voted if they are held in the name of a broker or bank, even if you do not provide the broker or other institutional holder with voting instructions. Brokers and banks generally have authority to vote shares on matters for which their customers do not provide voting instructions. The ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm may be voted on by your broker or bank in its discretion if you have not provided voting instructions within the applicable time frame. Brokers do not have discretionary voting authority in the election of directors or the approval of equity plans so, if you do not provide voting instructions, shares that you hold in a brokerage account will not be counted. Such “broker non-votes” will not be included in the votes cast and will have no impact on the results of voting with respect to the election of directors or the 2010 Equity Incentive Plan.

What are the Board’s recommendations?

Our Board of Directors recommends that you vote:

•	for the election of the nominated slate of directors;

•	for the ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm; and

•	for the approval of the Perfumania Holdings, Inc. 2010 Equity Incentive Plan.

The Board of Directors does not know of any other matters that may be brought before the Annual Meeting, nor does it foresee or have reason to believe that the proxy holders will have to vote for substitute or alternate Board of Directors nominees. In the event that any other matter should properly come before the Annual Meeting or any Board of Directors nominee is not available for election, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in accordance with their best judgment.

What vote is required to approve each proposal?

Election of Directors. The affirmative vote (either in person or by proxy) of a plurality of the votes cast at the Annual Meeting is required for the election of directors. This means that candidates who receive the highest number of votes are elected. Shareholders do not have the right to cumulate their votes for directors.

Ratification of Appointment of Independent Auditor. The affirmative vote (either in person or by proxy) of a majority of the votes cast at the Annual Meeting is required for approval of the ratification of the appointment of J.H. Cohn LLP.

Approval of the Perfumania Holdings, Inc. 2010 Equity Incentive Plan. The affirmative vote (either in person or by proxy) of a majority of the votes cast at the Annual Meeting is required for approval of the Perfumania Holdings, Inc. 2010 Equity Incentive Plan.

How are abstentions counted when tabulating the vote?

Abstentions (that is, a properly executed proxy card marked “ABSTAIN” with respect to a particular matter) with respect to a particular matter do not count in any vote totals “for” or “against” that matter, even though the shares associated with such abstentions are counted for purposes of determining whether there is a quorum present at the Annual Meeting.

Who pays for the preparation of the proxy?

We will pay the cost of preparing, assembling and mailing the Proxy Statement, Notice of Annual Meeting and enclosed proxy card. In addition to the use of mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of our common stock and to request authority for the execution of proxies, and we may reimburse such persons for their expenses incurred in connection with these activities.

How can I obtain a separate set of voting materials?

Under a procedure approved by the SEC called “householding,” certain shareholders of record who have the same address and last name will receive only one copy of the Annual Report and proxy materials sent to shareholders until such time as one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure reduces duplicate mailings and save printing costs and postage fees, as well as natural resources.

If you received a householded mailing this year, and you would like to have additional copies of our Annual Report and proxy materials mailed to you, or if you would like to opt out of householding for future mailings, please submit your request to Corporate Secretary, 35 Sawgrass Drive, Suite 2, Bellport, New York 11713, or call (631) 866-4100. You may also contact us at the address or phone number above if you received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors Standing for Election

At the Annual Meeting, the shareholders will elect five directors, each of whom will serve for a term expiring at the next Annual Meeting of Shareholders and until his or her successor has been duly elected and qualified.

Each of the nominees listed below has consented to being named in this proxy statement and to serve if elected. The Board of Directors has no reason to believe that any nominee will refuse or be unable to serve if elected. However, if any of them should become unavailable to serve as director, the Board of Directors may designate a substitute nominee or the number of directors may be reduced in accordance with our by-laws. If the Board of Directors designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board of Directors.

Our directors, each of whom is standing for reelection are:

•

Stephen Nussdorf — Age 59. Mr. Nussdorf was appointed Chairman of our Board of Directors in February 2004. Mr. Nussdorf is also an executive officer of Quality King Distributors, Inc. (“Quality King”), a privately held distributor of pharmaceuticals and health and beauty care products, and he was, until our merger with Model Reorg, Inc. in August 2008 (the “Merger”), President and a Director of Model Reorg, a privately held distributor of fragrance products. Mr. Nussdorf joined Quality King in 1972 and Model Reorg in 1996 and has served in various capacities in all divisions of their businesses. Mr. Nussdorf brings to the Board critical insights into the consumer product and wholesale markets in which we operate. He is an experienced business leader with the vision and skills appropriate to serve as Chairman of our Board, and the Board has benefited from his perspectives and leadership.

•

Michael W. Katz — Age 62. Mr. Katz joined us in February 2004 as our President and Chief Executive Officer and as a Director. Mr. Katz has served in various capacities at Model Reorg and Quality King and their affiliated companies; he is primarily responsible for overseeing administration, finance, mergers and acquisitions. Mr. Katz has participated in the design and implementation of the business strategy that has fostered the growth of Model and Quality King and their affiliated companies. From 1994 until 1996 he was Senior Vice President of Quality King. Since 1996, he has served as Executive Vice President of Quality King and was also Executive Vice President and a Director of Model Reorg. Mr. Katz is a Certified Public Accountant. Mr. Katz’s strong executive leadership, financial and management experience, business acumen and knowledge of our suppliers, customers and channels of distribution are highly valued by the Board.

•

Carole Ann Taylor — Age 65. Ms. Taylor was appointed a Director in June 1993. Ms. Taylor has been in the travel retail and duty free business for more than twenty years as owner and operator of retail locations in Miami and at Miami International Airport, including Bayside To Go, Little Havana To Go and Miami To Go, Inc. Her company, Miami To Go, Inc., was named 2006 Minority Retail Firm of the Year for the Southern Region by the U.S. Small Business Administration and the U.S. Department of Commerce Minority Business Development Agency. She is a member of the Executive Committee of the Greater Miami Convention and Visitors Bureau and is a Director of the Adrienne Arsht Center for the Performing Arts of Miami-Dade County. Ms. Taylor brings to the Board extensive management and retailing expertise, as well as familiarity with our markets. She serves on the Board’s Audit, Compensation and Stock Option Committees, and the Board has benefited from her contributions in those areas.

•

Joseph Bouhadana — Age 40. Mr. Bouhadana was appointed a Director in September 2002. Mr. Bouhadana has served as Corporate Director of Technology for INTCOMEX, a distributor of branded computer components, generic accessories and networking peripherals into the Latin America and Caribbean regions with thirteen offices in ten countries, since January 2005. He served as Vice President of Information Technology of Tutopia.com, a privately owned Internet service provider with a presence in nine countries in Latin America, from September 2000 to January 2005. Previously, Mr. Bouhadana was the Director of Information Technology of Parker Reorder, a publicly traded company specializing in hospitality business to business procurement, distribution and logistics systems. Within the past five years, Mr. Bouhadana has also been a director of Adrenalina, Inc. Mr. Bouhadana’s strong technical and operational skills are an important asset to our Board. He also serves on the Audit, Compensation and Stock Option Committees, to which he makes valuable contributions.

•

Paul Garfinkle — Age 69. Mr. Garfinkle joined our Board of Directors in February 2004. Mr. Garfinkle retired from the public accounting firm of BDO Seidman, LLP in June 2000 after a thirty-six year career. While at BDO Seidman, LLP, Mr. Garfinkle was an audit partner and client service director for many of the firm’s most significant clients. He also served for many years as a member of the firm’s Board of Directors and, during his last six years at the firm, as National Director of Real Estate. Mr. Garfinkle has extensive experience in the areas of accounting, finance, audit, and taxation and valuable knowledge of financial and regulatory reporting requirements. He serves as Chair of the Board’s Audit Committee, where his leadership and independence serve the company well.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL

NOMINEES NAMED ABOVE TO THE BOARD OF DIRECTORS.

BOARD OF DIRECTORS COMMITTEES AND DIRECTOR INDEPENDENCE

The Board of Directors has determined that Carole Ann Taylor, Joseph Bouhadana and Paul Garfinkle (the “Independent Board Members”) are independent, as defined by Nasdaq Stock Market rules. Our Board of Directors has a standing Audit Committee, Compensation Committee and Stock Option Committee.

For the fiscal year ended January 30, 2010, and since then, Carole Ann Taylor, Joseph Bouhadana and Paul Garfinkle (Chairman) were the members of our Audit Committee. The Audit Committee is governed by a written charter adopted by the Board of Directors. The duties and responsibilities of the Audit Committee include: (a) assisting our Board in its oversight of the integrity of our financial statements, (b) the selection and retention of our independent registered public accounting firm and any termination of engagement, (c) reviewing the scope and results of audits and other services provided by our independent registered public accounting firm, (d) reviewing our significant accounting policies and internal controls and (e) exercising general responsibility for all related auditing matters. A copy of the charter is posted on our website at www.perfumaniaholdingsinc.com. The Board of Directors has determined that Paul Garfinkle is an “audit committee financial expert” as defined by SEC rules. The Audit Committee held eight meetings during the fiscal year ended January 30, 2010.

For the fiscal year ended January 30, 2010, and since then, Carole Ann Taylor and Joseph Bouhadana were the members of our Compensation Committee. The Compensation Committee is

responsible for developing and approving the compensation program for our executive officers and directors, and it reviews and approves the specific compensation of our executive officers, including salaries, bonuses and benefit plans. The Compensation Committee does not have a charter. To assist our Compensation Committee in performing its duties, our Chief Executive Officer may provide recommendations concerning the compensation of executive officers, excluding himself; and may also provide our Compensation Committee information regarding an executive officer’s performance in light of our overall business and financial results of operations. Our Compensation Committee considers, but is not bound to accept, our Chief Executive Officer’s recommendations with respect to executive compensation. While the Compensation Committee may utilize compensation survey data, including within retail and other industries, which the Compensation Committee considers comparable or relevant to our own business, our Compensation Committee does not use a specific formula to set executive pay in relation to this market data; nor does our Compensation Committee utilize any formulization directly tied to our financial results of operations. The Compensation Committee did not hold any meetings during the fiscal year ended January 30, 2010.

For the fiscal year ended January 30, 2010, Carole Ann Taylor and Joseph Bouhadana were also the members of the Stock Option Committee. The Stock Option Committee administers our 2000 Stock Option Plan and our 2000 Directors Stock Option Plan. The Stock Option Committee did not hold any meetings during the fiscal year ended January 30, 2010.

We do not have a nominating or similar committee. The Independent Board Members perform the functions of a nominating committee, including reviewing and recommending candidates for directors. The Board of Directors believes that it is not necessary to have a nominating committee because the Independent Board Members adequately perform the same functions as a nominating committee.

If a shareholder wishes to recommend a nominee for director, written notice should be sent to the Corporate Secretary in accordance with the instructions set forth later in this proxy statement under “Shareholder Proposals for the 2011 Annual Meeting.” All recommendations should be accompanied by a complete statement of such person’s qualifications (including education, work experience, knowledge of our industry, membership on the Board of Directors of another corporation, and civic activity) and an indication of the person’s willingness to serve. The Independent Board Members will evaluate the suitability of potential candidates nominated by shareholders in the same manner as other candidates identified to the Independent Board Members.

In making its nominations, the Independent Board Members identify candidates who meet the current challenges and needs of the Board of Directors. In making such decisions, the Independent Board Members consider, among other things, an individual’s business experience, industry experience, financial background and experiences and whether the individual meets the independence requirements of the Nasdaq Stock Market rules. The Independent Board Members use multiple sources for identifying and evaluating nominees for director, including referrals from current directors, recommendations by shareholders and input from third party executive search firms. The Board does not have a formal diversity policy. In identifying nominees for directors, however, consideration is given to the diversity of professional experience, education, backgrounds and skills among the directors so that a variety of experience and points of view are represented in Board discussions and deliberations concerning our business.

During the fiscal year ended January 30, 2010, our Board of Directors held two meetings. Our policy requires directors to attend our annual shareholder meetings, barring special circumstances. All of our directors attended the 2009 Annual Meeting.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in our best interests to make the determination based on an assessment of the current condition of our company and of the composition of the Board. Stephen Nussdorf is a principal shareholder of the company and, thus, is a strong representative of the shareholders’ interests on the Board, independent of management. The Board has determined that having Mr. Nussdorf serve as the Chairman of the Board, and having Mr. Katz serve as the Chief Executive Officer, is in the best interest of our shareholders at this time. This structure makes the best use of the Chief Executive Officer’s extensive knowledge of the company and its industry, while also providing effective Board leadership through the Chairman, thereby fostering communication between management and the Board.

The Board is responsible for monitoring the risks that affect the company, including operational, legal, regulatory, strategic and financial risks, which our Board seeks to mitigate through careful planning and execution. Management provides the Board with updates regarding key aspects of the company’s principal operations and risks as part of routine Board meetings and updates them as needed. The Board is responsible for assessing risks based on such information, as well as their working knowledge of the company and the risks inherent in its business. Board members have the opportunity to provide input and direction to management on managing our risks. In addition, the Audit Committee monitors the company’s financial and audit-related risks.

DIRECTOR COMPENSATION

We pay each Independent Board Member a $25,000 annual retainer. In addition, directors earn $10,000 per year for service as Chair of the Audit Committee, $5,000 per year for other members of the Audit Committee, $3,000 per year for service as Chair of each other Committee of the Board of Directors, and $2,500 per year for other members of each other Committee. We also reimburse their expenses in connection with their activities as directors.

Nonemployee directors are eligible to receive stock options under our 2000 Directors Stock Option Plan. In previous years, the Independent Board Members have received an automatic grant of options to purchase 500 shares of our common stock upon election to the Board of Directors and an automatic grant of options to purchase 1,000 shares of our common stock upon re-election. Beginning with fiscal 2009, they have received a grant of options for 10,000 shares upon initial election to the Board, to vest annually over three years dependent on continued Board service, and a grant of options for 1,000 shares upon annual re-election to the Board, vested immediately. All such options have an exercise price equal to the fair market value of a share of our common stock on the date of the grant.

Neither Mr. Nussdorf nor Mr. Katz receives any compensation for his service as a director. Mr. Nussdorf has served as a consultant on operational matters since the departure of the Company’s former Chief Operating Officer in June 2009, for which he received the compensation shown in the table below.

The following table sets forth certain information regarding the compensation of our nonemployee directors for fiscal 2009 which ended January 30, 2010:

Name	Fees Earned or Paid in Cash ($)	Options Awards ($)(1)(2)	All Other Compensation ($)	Total ($)
Carole Ann Taylor	32,500	3,580	—	36,080
Joseph Bouhadana	33,000	3,580	—	36,580
Paul Garfinkle	35,000	3,580	—	38,580
Stephen Nussdorf	—	—	261,205	261,205

(1)	Amounts listed represent the grant date fair value of the stock option awards. For additional information regarding the assumptions used to calculate these amounts, see Note 12 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.
(2)	As of January 30, 2010, our nonemployee directors held outstanding stock options in the following amounts: Carole Ann Taylor (5,000); Joseph Bouhadana (7,000); Paul Garfinkle (6,500); and Stephen Nussdorf (0).

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On July 15, 2010, the Audit Committee engaged J.H. Cohn LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2011 (fiscal 2010) and dismissed Deloitte & Touche LLP, which had served as our independent registered public accounting firm since fiscal 2000, including fiscal 2009.

Deloitte & Touche LLP’s audit reports on our consolidated financial statements for fiscal 2008 and 2009 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During those fiscal years and through the date hereof, there was no disagreement between us and Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make reference to the subject matter of the disagreement in its audit report; and there were no reportable events, as defined in Item 304(a)(1)(v) of SEC Regulation S-K.

One or more representatives of J.H. Cohn LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders. We do not expect that a representative of Deloitte & Touche LLP will be present.

Although ratification by our shareholders is not required by our by-laws or otherwise, the Audit Committee believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm. In the event this ratification is not received, the Audit Committee will reconsider the selection of J.H. Cohn LLP.

Principal Accountant Fees and Services

The aggregate fees billed by Deloitte & Touche LLP for fiscal 2009 and fiscal 2008 (fiscal year ended January 31, 2009) are as follows:

Fees	Fiscal 2009	Fiscal 2008
Audit Fees (1)	$763,000	$1,346,350
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	—	97,680

Total Fees	$763,000	$1,444,030

(1)	“Audit Fees” consist of fees billed for professional services rendered in connection with the audit of our consolidated annual financial statements and the review of our interim consolidated financial statements included in quarterly reports.
(2)	“All Other Fees” consist of fees for products and services other than the services reported above. In fiscal 2008, this category included fees for due diligence performed related to our merger with Model Reorg, and the review of the proxy statement, also related to the merger.

The Audit Committee considered and determined that the provision of services as described above was compatible with maintaining Deloitte & Touche LLP’s independence. The Audit Committee pre-approved the engagement of J.H. Cohn LLP, and previously Deloitte & Touche LLP, for all professional services. The pre-approval process generally involves the full Audit Committee’s evaluating and approving the particular engagement prior to the commencement of services. All of the services described above under “All Other Fees” were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL TO

RATIFY THE APPOINTMENT OF J.H. COHN LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING JANUARY 29, 2011.

REPORT OF THE AUDIT COMMITTEE

The following report concerns the Audit Committee’s activities regarding oversight of our accounting, auditing and financial reporting process.

As described more fully in its charter, the purpose of the Audit Committee is to act on behalf of the Board of Directors in its oversight of our internal control, accounting, auditing and financial reporting functions. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Audit Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent registered public accounting firm on the basis of several factors, including the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.

Among other matters, and in accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee monitors the activities and performance of our independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of our financial, accounting and internal controls. Management’s and the independent registered public accounting firm’s presentations to and discussions with the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent registered public accounting firm. In addition, the Audit Committee generally oversees our internal compliance programs.

In fulfilling its oversight responsibilities, the Committee reviews and discusses with both management and our independent registered public accounting firm the annual and quarterly financial statements prior to their issuance. The Committee reviewed and discussed our audited consolidated financial statements for fiscal 2009 with management and our independent registered public accounting firm. Management represented to the Committee that all such financial statements were prepared in accordance with generally accepted accounting principles. Deloitte & Touche LLP addressed the matters required to be discussed by Statement on Auditing Standards No. 61, as amended and adopted by the Public Company Accounting Oversight Board (“PCAOB”). Deloitte & Touche LLP has provided the Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Committee concerning independence, the Committee discussed its independence with Deloitte & Touche LLP, and the Committee satisfied itself as to the independence of Deloitte & Touche LLP.

Based on the Audit Committee’s review and discussions described above, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 30, 2010.

The Audit Committee

Paul Garfinkle, Chairman
Joseph Bouhadana
Carole Ann Taylor

PROPOSAL 3 – APPROVAL OF THE PERFUMANIA HOLDINGS, INC.

2010 EQUITY INCENTIVE PLAN

Our Board of Directors has adopted the 2010 Equity Incentive Plan (the “2010 Plan”) and is submitting it to our shareholders for approval.

Purpose of the 2010 Plan

Our 2000 Stock Option Plan, under which we have granted options to employees (the “2000 Plan”), and our 2000 Directors Stock Option Plan (the “Directors Plan”) will expire this year, and our Compensation Committee has recommended the 2010 Plan to replace the expiring plans.

We believe that equity incentives align the interests of our employees and directors with the interests of our shareholders. Equity incentives also assist us in attracting, motivating and retaining high-performing employees and directors. We believe it is important to provide the opportunity to participate in the increase in value of our company as an element of compensation, and that equity incentives motivate high levels of performance and provide an effective means of recognizing employee contributions to our success. Equity incentives also benefit us in a number of other ways. For example, they can be used to tie compensation closely to our performance; they conserve cash; stock options produce no dilution to earnings per share without an increase in the stock price that benefits shareholders generally; the exercise of options increases our capital; and we are entitled to tax deductions in connection with most equity awards.

The 2010 Plan will provide us with greater flexibility as to the types of equity incentives that we can grant. While the 2000 Plan and Directors Plan allowed only for the grant of stock options, the 2010 Plan permits the grant of various types of stock-based incentives, including stock options, restricted stock, restricted stock units (“RSUs”), stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture. Recent changes in the required accounting for equity compensation and other developments have increased the attractiveness and utility of restricted stock and other forms of equity incentives other than options. The financial statement expense that we record for option grants can be much greater than the perceived value of those grants or the value ultimately delivered to the recipient. Providing “whole share” equity compensation (such as restricted stock or RSUs) allows us to better align the expense of equity grants to the Company with the perceived value of such grants by the participant.

The Board’s adoption of the 2010 Plan is subject to the approval of the shareholders. Approval will allow us to grant incentive stock options (ISOs), ensure our ability to take tax deductions for equity compensation under Section 162(m) of the Internal Revenue Code, as amended (the Code), and meet the requirements of the Nasdaq Stock Market.

Description of the 2010 Plan

The following is a summary of the material terms and provisions of the 2010 Plan. It is qualified by reference to the complete text of the Plan, which is included as Appendix A to this proxy statement.

Eligibility. All employees, directors and consultants of the Company or any of its affiliates capable of contributing to the successful performance of the Company are eligible to be participants in the 2010 Plan. Based on the number of our current employees, Directors and consultants, there are approximately 2,100 individuals who currently would be eligible to participate.

Shares Available for Issuance. The Board has reserved 1,000,000 shares of our Common Stock for issuance under the 2010 Plan. This number will automatically increase on the first trading day of each fiscal year, beginning with fiscal 2011, by an amount equal to 1 1/2 % of the shares of Common Stock outstanding as of the last trading day of the immediately preceding fiscal year. No incentive stock options may be granted with respect to the additional shares of Common Stock resulting from such annual increases. Shares subject to any award that are not issued because the award expires, is terminated unexercised, is forfeited, or is settled in a manner that results in fewer shares outstanding than were awarded (including without limitation through the retention of shares otherwise issuable to pay the exercise price or withholding tax with respect to an award) may be subject to a new award without being deemed to exceed such maximum amount. Common Stock issued hereunder through the assumption or substitution of outstanding grants from an acquired company shall not be deemed to exceed such maximum amount.

Administration. The 2010 Plan will be administered by a committee composed of two or more members of the Board of Directors who are independent from Company management (the “committee”), presently the Compensation Committee. The committee has the authority to adopt administrative rules and practices governing the operation of the 2010 Plan and to interpret its provisions. The committee may, subject to applicable law, delegate to one or more of our executive officers the power to make awards to participants who are not executive officers or Directors, subject to a maximum number of shares fixed by the committee. The Board may at any time also take any such action and only the Board (in lieu of the committee) may grant awards under the 2010 Plan to non-employee directors or establish the terms and conditions applicable to such awards.

Types of Awards. We may grant stock options, restricted stock, restricted stock units, stock equivalents and awards of shares of Common Stock that are not subject to restrictions or forfeiture.

•

Stock Options. Stock options under the 2010 Plan may be ISOs or nonstatutory stock options. The committee determines the terms of options, including the amount, exercise price, vesting schedule and term, which may not exceed ten years. The per share exercise price of an option may not be less than 100% of the fair market value of the Common Stock on the grant date. The closing sale price on Nasdaq of a share of the Company’s Common Stock on September 17, 2010 was $8.50.

•

Restricted Stock and Restricted Stock Units. These are shares of Common Stock or rights to receive the value of shares of Common Stock that are granted subject to certain restrictions during a specified period. The restricted period may be based on achieving performance or market-related goals, or on the participant’s continued service with the Company. Restricted stock units may be settled in stock, cash or other awards or property. The participant generally will forfeit the award if the specified conditions are not met.

•

Stock Equivalents. A stock equivalent is any right to receive payment from the Company based in whole or in part on the value of the Common Stock, as determined by the committee. Stock equivalents may include, without limitation, phantom stock, performance units and stock appreciation rights (“SARs”) and may be settled in stock, cash or other awards or property. The per share exercise price of a SAR may not be less than 100% of the fair market value of the Common Stock on the grant date, and the term of an SAR may not exceed ten years.

Terms of Awards. Except as may be limited by the 2010 Plan, the committee selects participants to receive awards and determines the terms and conditions of each award, including the number of shares of Common Stock subject to awards, the price, if any, a participant pays to receive or exercise an award, the time or times when awards vest or may be exercised, settled or forfeited, any performance goals, restrictions or other conditions to vesting, exercise, or settlement of awards, and the effect on awards of the disability, death, or termination of service of participants. Awards may be made to participants who are foreign nationals or employed outside the United States on terms the committee deems appropriate.

Performance Goals. A participant’s right to earn or vest in an award may be made subject to achievement of one or more objective performance goals based on one or more of the following criteria established by the committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; operating margin; return on research and development investment; market capitalization; quality improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; market penetration or expansion; business / information systems improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; goals relating to acquisitions or divestitures, or any combination of the foregoing, including without limitation goals based on any of such measures relative to peer groups or market indices, and may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the participant works or on the performance of the Company generally.

Limitations on Individual Grants. In order to comply with Section 162(m) of the Code, we may not in any fiscal year grant to any participant options or other awards covering more than 500,000 shares.

Transferability. The committee has the authority to permit participants to transfer any award, provided that ISOs may be transferable only to the extent permitted by the Code.

Adjustments. Upon an equity restructuring or other corporate transaction that affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the 2010 Plan, the committee shall equitably adjust any or all of the number and kind of shares in respect of which awards may be made under the 2010 Plan, the number and kind of shares subject to outstanding awards, the exercise price with respect to any of the foregoing, and the limit on individual grants.

Change in Control. All outstanding awards granted under the 2010 Plan will become fully vested (and, in the case of options, exercisable) in the event of a change in control (as defined in the 2010 Plan) of the Company. In addition, the committee may act to preserve the participants’ rights in the event of a change in control as the committee may consider equitable to participants and in the best interests of the Company, including without limitation: providing for payment to participants of cash or other property with a fair market value equal to the amount that would have been received upon the vesting, exercise, or settlement of awards in connection with the change in control, adjusting the terms of awards in a manner determined by the committee to reflect the change in control, causing awards to be assumed, or new rights substituted therefore, by another entity, or terminating awards.

Amendment of Awards. The committee may not amend, modify or terminate any outstanding award for which the respective participant’s consent would be required unless the terms of the award permit such action, the committee determines that such action is required by law, or the committee determines that the action would not materially and adversely affect the participant.

Term and Amendment of the 2010 Plan. The 2010 Plan has a term of ten years. The Board of Directors may amend, suspend or terminate the 2010 Plan, subject to any shareholder approval it deems necessary or appropriate. For example, under the Code and Nasdaq requirements, the Board may not increase the number of shares of Common Stock issuable under the Plan (except in the case of a recapitalization, stock split or similar event) without shareholder approval.

U.S. Federal Income Tax Consequences Relating to Certain Awards under the 2010 Plan

This summary is based on U.S. federal income tax laws currently in effect. This summary does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

Incentive Stock Options. A participant does not realize taxable income upon the grant or exercise of an ISO under the 2010 Plan. If a participant does not dispose of shares received upon exercise of an ISO for at least two years from the date of grant and one year from the date of exercise, then (a) upon sale of the shares, any amount realized in excess of the exercise price is taxed to the participant as long-term capital gain and any loss sustained will be a long-term capital loss and (b) we may not take a deduction for Federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the participant.

In most cases, if shares of Common Stock acquired upon the exercise of an ISO are disposed of before the end of the one and two-year periods described above (a “disqualifying disposition”), the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the exercise price. We would be entitled to a tax deduction for the same amount. Any further gain realized by the participant would be taxed as a short-term or long-term capital gain and would not result in any deduction for us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options. No income is realized by the participant at the time a nonstatutory option is granted. Upon exercise, the participant realizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise. We would receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short-term or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock. Generally, a participant will be taxed at the time the restrictions on the shares lapse. The excess of the fair market value of the shares at that time over the amount paid, if any, by the participant for the shares will be treated as ordinary income. The participant may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares by filing an election under Section 83(b) of the Code. In either case, we would receive a tax deduction for the amount reported as ordinary income to the participant. Upon the participant’s disposition of the shares, any subsequent appreciation or depreciation is treated as a short or long-term capital gain or loss and will not result in any further tax deduction by us.

Restricted Stock Units. A participant will generally realize ordinary income in an amount equal to the fair market value of the shares (or the amount of cash) distributed to settle the restricted stock units at the time of settlement, which is generally upon vesting of the restricted stock units. In certain limited circumstances, a settlement date may be later than the vesting date, in which case the settlement would be made in a manner intended to comply with the rules governing non-qualified deferred compensation arrangements. In either case, we would receive a corresponding tax deduction at the time of settlement. If the restricted stock units are settled in shares, then upon sale of those shares any subsequent appreciation or depreciation would be treated as short-term or long-term capital gain or loss to the participant and would not result in any further tax deduction by us.

Other Tax Matters. United States tax laws generally do not allow publicly-held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the Company’s principal executive officer and its three most highly paid executive officers other than its principal financial officer (each, a “covered person”) unless the compensation is “performance-based” as defined in Section 162(m) of the Code. Stock options and SARs granted under the 2010 Plan would be performance-based compensation if they have exercise prices not less than the fair market value of the Common Stock on the date of grant. In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by the committee be approved (and they are included in the 2010 Plan and described above) and periodically reapproved by shareholders in order for such awards to be considered performance-based and deductible by us. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the committee.

A participant who receives any accelerated vesting or exercise of options or stock appreciation rights or accelerated lapse of restrictions on restricted stock or restricted stock units in connection with a change in control might be deemed to have received an “excess parachute payment” under federal tax law. In such cases, the participant may be subject to an excise tax and we may be denied a tax deduction.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been made under the 2010 Plan, and the amount of awards to be made under the 2010 Plan is not presently determinable, except that the 2010 Plan provides that Independent Board Members will continue to receive automatic grants of options for 10,000 shares upon initial election to the Board, vesting annually over three years dependent on continued Board service, and will receive grants of options for 5,000 shares upon annual reelection to the Board, vested immediately. Independent Board members are eligible to receive other Awards under the 2010 Plan.

Equity Compensation Plan Information

The following table sets forth information as of January 30, 2010, with respect to the 2000 Plan and the Directors Plan.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category:	(a)	(b)	(c)

Equity compensation plans approved by shareholders	168,484	$10.63	972,890

Equity compensation plans not approved by shareholders	—	—	—

Total	168,484	$10.63	$972,890

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

PERFUMANIA HOLDINGS, INC. 2010 EQUITY INCENTIVE PLAN

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Merger With Model Reorg and Related Credit Arrangements

As reported in our public filings, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Model Reorg on December 21, 2007. The merger with Model Reorg (the “Merger”)

was completed on August 11, 2008 when Model Reorg was merged into a wholly-owned subsidiary of Perfumania Holdings, Inc. (sometimes referred to as the “Company”) in exchange for the issuance of 5,900,000 shares of our common stock and warrants to acquire an additional 1,500,000 shares of our common stock at an exercise price of $23.94. The warrants have a 10-year term, are not exercisable until August 11, 2011 and are not transferable, with limited exceptions.

Before the Merger, Glenn and Stephen Nussdorf (the Chairman of our Board) owned an aggregate 1,113,144 shares or approximately 36% of the total number of shares of our common stock as of February 2, 2008, excluding shares issuable upon conversion of a $5 million subordinated convertible note that we issued to the Nussdorfs in December 2004 (the “Convertible Note”). Glenn and Stephen Nussdorf and their sister, Arlene Nussdorf, were shareholders, officers and principals of Model Reorg and are shareholders, officers and principals of Quality King, an affiliate of Model Reorg through common ownership, and its subsidiaries. Our President and Chief Executive Officer, Michael W. Katz, was an executive of Model Reorg and remains an executive of Quality King.

The Merger Agreement was reached after extensive negotiations between Model Reorg and a special committee comprised of the Independent Board Members, which retained independent counsel and financial advisors. The special committee received an opinion from Financo, Inc. that, as of the date of the Merger Agreement and subject to various assumptions and qualifications set forth therein, the consideration paid by us in the merger was fair to our shareholders (other than shareholders who own or whose affiliates own securities of Model Reorg) from a financial point of view.

At the closing of the Merger on August 11, 2008, we entered into a new senior credit facility with a number of bank lenders. The Convertible Note was originally secured by assets of E Com Ventures, Inc. (our name before the Merger) (“E Com”), but, in connection with this financing, Glenn and Stephen Nussdorf released and terminated their security interest. The Merger Agreement and the senior credit facility also required Model Reorg to refinance certain affiliate debt. At the closing of the Merger, estate planning trusts established by Glenn, Stephen and Arlene Nussdorf loaned an aggregate of approximately $55 million to us pursuant to unsecured subordinated promissory notes (the “Nussdorf Trust Notes”). At the same time, we issued an unsecured subordinated promissory note in the principal amount of $35 million to Quality King (the “Quality King Note”). The Nussdorf Trust Notes and the Quality King Note are subordinated to our senior credit facility. On May 26, 2009, we and the holders of the Nussdorf Trust Notes and the Quality King Note amended those notes to provide that no payments of principal or interest may be made before the maturity of the senior credit facility on August 11, 2011. The maturity date of the Nussdorf Trust Notes is February 8, 2012, and that of the Quality King Note is June 30, 2012. The Nussdorf Trust Notes bear interest at a rate equal to 2% over the rate in effect from time to time on the revolving loans under the senior credit facility, and the Quality King Note bears interest at a rate equal to 1% over the rate in effect from time to time on the revolving loans under the senior credit facility. We recorded interest expense on the Nussdorf Trust Notes and the Quality King Note of approximately $2.8 million for fiscal 2008, approximately $7.6 million for fiscal 2009, and approximately $3.5 million through August 31, 2010. However, no payments of principal or interest have been made on the Nussdorf Trust Notes or the Quality King Note.

The affiliate debt that was refinanced in connection with the Merger consisted of a promissory note issued by Model Reorg to Quality King in 2002 in order to supplement a revolving line of credit entered into jointly by Model Reorg and Quality King with an unaffiliated syndicate of lenders. The highest balance of principal and accrued interest owed under this promissory note since the beginning of fiscal 2008 was $115.8 million, and interest expense charged to operations relating to this note was $2.5 million during fiscal 2008.

Glenn Nussdorf and Stephen Nussdorf and their sister, Arlene Nussdorf, are now collectively the beneficial owners of approximately 85% of our Common Stock (including warrants). Stephen Nussdorf has served as the Chairman of our Board of Directors since February 2004.

Shareholder/Employment Agreements

E Com issued the Convertible Note in the principal amount of $5,000,000 to Stephen and Glenn Nussdorf on December 9, 2004 in exchange for a $5,000,000 subordinated secured demand loan they had made to us in March 2004. The Convertible Note bears interest at the prime rate plus 1% and requires quarterly interest payments. It matured in January 2009, but we are prohibited from repaying the principal while the senior credit facility remains outstanding. The Convertible Note was previously secured by a security interest in our assets, but in connection with the financings described above, Glenn and Stephen Nussdorf released and terminated the security interests. The Convertible Note is subordinate to all bank related indebtedness and, on May 26, 2009, we and the holders of the Convertible Note amended it to provide that no payments of principal or interest may be made before the maturity of the senior credit facility on August 11, 2011. No payments of principal have been made. We paid approximately $245,000 in interest on the Convertible Note during fiscal 2008, and we made no interest payments during fiscal 2009. The Convertible Note allows Glenn and Stephen Nussdorf to convert any or all of the principal and accrued interest due thereon into shares of our common stock. The conversion price was originally $11.25 per share, which equaled the closing market price of E Com’s common stock on December 9, 2004. The May 26, 2009 amendment provided for a $7.00 per share conversion price.

Effective August 1, 2008, a 2003 shareholder agreement between Model Reorg and Mr. Katz was amended and restated and a $1.9 million promissory note payable to Mr. Katz was issued. This amount was fully accrued at August 1, 2008 and was reflected in accrued expenses and other liabilities. The note, which bears interest at 4% and is payable in equal monthly installments of $53,333 commencing September 1, 2008 and terminating August 1, 2011, was issued in consideration for the termination of a prior arrangement between Mr. Katz and Model Reorg which provided for stock ownership and an earnings participation in Model Reorg. The shareholder agreement includes certain non-compete, non-solicitation and confidentiality covenants. During fiscal 2008, fiscal 2009, and fiscal 2010 through August 31, the highest principal balance due was $1.9 million, and we paid a total of $1.4 million under this note.

Transactions With Affiliated Companies

Model Reorg sold approximately $15.4 million of wholesale merchandise to E Com in fiscal 2008 before the Merger. These wholesale sales are included in net sales in our consolidated statements of operations for fiscal 2008.

Model Reorg’s purchases of product from E Com for fiscal 2008 before the Merger were approximately $14.9 million. Effective with the Merger on August 11, 2008, all such transactions (which are now between wholly-owned subsidiaries) are eliminated in consolidation.

Glenn Nussdorf beneficially owns approximately 10% of the outstanding common stock of Parlux Fragrances, Inc. (“Parlux”), a manufacturer and distributor of prestige fragrances and beauty products. We have historically purchased merchandise from Parlux and, during fiscal 2009, Quality King. Purchases of merchandise from Parlux aggregated approximately $39.6 million for fiscal 2008, approximately $31.6 million for fiscal 2009, and approximately $37.0 million for fiscal 2010 through August 31. Purchases from Quality King were approximately $19.4 million for fiscal 2009 and approximately $4.3 million for fiscal 2010 through August 31. The amounts due to Parlux and Quality King at January 30, 2010 were approximately $15.9 million and $19.4 million, respectively. These amounts are non-interest bearing. Purchases from related parties are generally payable in 90 days;

however, due to the seasonality of our business, these terms are generally extended. Related party accounts have historically been brought closer to terms at the end of the holiday season. During the rest of the year, we have relied upon these extended terms to provide a portion of our liquidity.

Quality King occupies a leased 560,000 square foot facility in Bellport, New York. Our principal offices occupy approximately half of this facility under a sublease that terminates on September 30, 2027. The monthly current sublease payments of approximately $203,000 increase by 3% annually. During fiscal 2008 before the Merger, Model Reorg paid Quality King a total of $1.3 million in rent for this facility. We paid a total of $1.0 million in rent for the remainder of fiscal 2008, $2.4 million for fiscal 2009 and $1.4 million for fiscal 2010 through August 31.

Model Reorg historically received shared services from Quality King pursuant to a service agreement. The agreement with Quality King provided for the allocation of expenses which were calculated based on various assumptions and methods. The methods employed utilized various allocation bases including the number of transactions processed, estimated delivery miles, warehouse square footage, payroll dollars and sales and inventory ratios. Effective with the Merger, the Company and Quality King executed a new Services Agreement providing for the Company’s participation in certain third party arrangements, including 401(k), medical, dental, and flex spending plans, at the Company’s respective share of Quality King’s cost, including allocated overhead, plus a 2% administrative fee, and the provision of legal services. We also share with Quality King the economic benefit of the bulk rate contract that the Company has with UPS to ship Quality King’s merchandise and related items. The Services Agreement will terminate on thirty days’ written notice from either party. Allocated operating expenses and payments under the Services Agreement for fiscal 2008 were $1.1 million and payments under the Services Agreement were $0.6 million for fiscal 2009 and $0.3 million for fiscal 2010 through August 31.

Related Party Transaction Policy

It is our policy that all related party transactions be disclosed to our Audit Committee for review and approval. The Committee reviews all relationships and transactions reported to it in which we and any of our directors, executive officers or principal shareholders, or any of their immediate family members, are participants to determine whether such persons have a direct or indirect material interest. Our Chief Financial Officer is primarily responsible for the development and implementation of processes and controls to obtain information from such persons with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. In the course of its review and approval or ratification of a disclosable related party transaction, the Audit Committee considers:

•	the nature of the related person's interest in the transaction;

•	the material terms of the transaction, including, without limitation, the amount and type of transaction;

•	the importance of the transaction to the related person;

•	the importance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Committee deems appropriate.

Any member of the Audit Committee who is a related person with respect to a transaction under review may not participate in the deliberations or vote respecting approval or ratification of the transaction, provided, however, that such director may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Director Independence

Our directors are Stephen Nussdorf (Chairman), Joseph Bouhadana, Paul Garfinkle, Michael W. Katz and Carole Ann Taylor. Our Board of Directors has determined that all of our directors, other than Michael W. Katz and Stephen Nussdorf, are independent under the rules of the Nasdaq Stock Market.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

The following sets forth information concerning compensation for fiscal 2009 (and for fiscal 2008 for our Chief Executive Officer and our Chief Financial Officer (the “Named Executive Officers”).

2009 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(2)		All Other Compensation ($)(3)	Total ($)

Michael W. Katz (President and Chief Executive Officer)	2009 2008	293,942 325,000	— —	— —		15,000 15,000	308,942 340,000

Donna Dellomo (1) (Chief Financial Officer)	2009 2008	214,808 224,000	— 77,400	— 83,510	(4)	— —	214,808 384,910

(1)	Ms. Dellomo was an officer of Model Reorg and joined us upon the Merger on August 11, 2008. The amount shown for fiscal 2008 includes her compensation from Model Reorg.
(2)	Amount listed represents the grant date fair value of the stock option award received by the Named Executive Officer in the year indicated, using the assumptions described in the Shareholders’ Equity Note to the Company’s consolidated financial statements included in the Form 10-K filed with the SEC for the respective year.
(3)	All other compensation for Mr. Katz consists of a car allowance. There were no personal benefits that exceeded $10,000 for Ms. Dellomo.
(4)	Grant on October 29, 2008 of options to purchase 35,000 shares at $4.79 per share, exercisable immediately.

Outstanding Equity Awards at Fiscal Year-End 2009

The following table shows all outstanding equity awards held by the Named Executive Officers at the end of fiscal 2009.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Michael W. Katz	100,000	—	12.99	6/29/2015
Donna Dellomo	35,000	—	4.79	10/29/2018

Retirement Benefits and Potential Payments Upon Termination or Change of Control

No Named Executive Officer participates in any Company pension plan or nonqualified defined contribution or nonqualified deferred compensation plan, and none has entered into any agreements or understandings with the Company that provide for payments or benefits to the Named Executive Officer in the event of the Named Executive Officer's termination of employment, including a change of control. Our option awards, however, typically provide that outstanding options would vest immediately upon a change of control.

Generally, upon a termination of employment for any reason, each Named Executive Officer would be entitled to receive a cash payment of the Named Executive Officer’s base salary through the date of termination, to the extent not paid, any accrued but unused vacation pay and any reimbursed business expenses. The Compensation Committee may, in its sole discretion, depending upon the circumstances of the termination of employment, pay the terminated Named Executive Officer severance in such amount as then determined by the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the amount of common stock beneficially owned as of September 15, 2010 by: (a) each of our directors and nominees for director, (b) each of our current executive officers, (c) all of our directors and current executive officers as a group and (d) each person known by us to beneficially own more than 5% of our outstanding common stock. Unless otherwise provided, the address of each holder is c/o Perfumania Holdings, Inc., 35 Sawgrass Drive, Suite 2, Bellport, New York 11713.

Common Stock Beneficially Owned

Name of Beneficial Owner	Total Number of Shares Beneficially Owned (1)		Percent of Class
Principal Shareholders
Stephen Nussdorf and Glenn Nussdorf	6,505,832	(2)	61.6%
Arlene Nussdorf	2,189,201	(3)	23.3%
Renee Garcia 1608 NW 84th Avenue, Miami, FL 33126	767,397	(4)	8.4%
Jacques Bogart/SBN/David Konckier 76-78 Avenue des Champs Elysées, 75008 Paris, France	452,634	(5)	5.0%

Other Directors and Executive Officers
Michael W. Katz	100,000		*
Donna Dellomo	35,000		*
Joseph Bouhadana	7,000		*
Paul Garfinkle	6,500		*
Carole Ann Taylor	5,000		*
All directors and executive officers as a group (6 persons)	6,659,332	(6)	62.1%

*	Less than 1%.
(1)	For purposes of this table, beneficial ownership is computed pursuant to Rule 13d-3 under the Exchange Act; the inclusion of shares as beneficially owned should not be construed as an admission that such shares are beneficially owned for purposes of the Exchange Act. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.
(2)	Stephen Nussdorf beneficially owns his shares with his brother Glenn Nussdorf. Includes 443,757 shares issuable upon exercise of Warrants held by each of Stephen and Glenn Nussdorf. Also includes 714,286 shares of common stock issuable on conversion of a $5,000,000 Subordinated Convertible Note issued by the Company to the Nussdorfs, as to which Stephen and Glenn Nussdorf share voting and investment power.

(3)	Amount includes 443,757 shares issuable upon exercise of Warrants held by Ms. Nussdorf.
(4)	Mr. Garcia has sole voting and dispositive power over 367,842 of the shares shown (including warrants to purchase 72,738 shares) and shared voting and dispositive power over 399,555 of such shares (including warrants to purchase 80,991 shares), which are held by trusts of which he is a co-trustee.
(5)	As reported in a Schedule 13G filed with the SEC on October 16, 2009, all of such shares are owned by Jacques Bogart. SBN is the sole shareholder of Jacques Bogart and Mr. Konckier is the sole manager of SBN. Jacques Bogart, SBN and Mr. Konckier share voting and dispositive power over the shares.
(6)	Includes shares of common stock issuable upon the exercise of stock options currently exercisable or exercisable within 60 days of September 15, 2010 in the following respective amounts: Michael W. Katz (100,000); Joseph Bouhadana (7,000); Paul Garfinkle (6,500); Carole Ann Taylor (5,000) and Donna Dellomo (35,000).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and beneficial holders of more than 10% of any class of our equity securities to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such equity securities. Based upon a review of such forms furnished to us or representations from reporting persons stating that they were not required to file these forms, we believe that during fiscal 2009, all Section 16(a) filing requirements were satisfied on a timely basis, except that Joseph Bouhadana, Carole Ann Taylor, and Paul Garfinkle each filed a late report of one transaction.

OTHER BUSINESS

We know of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

CONTACTING THE BOARD OF DIRECTORS

Shareholders who wish to communicate with the Board of Directors may do so by writing to Board of Directors, Perfumania Holdings, Inc., 35 Sawgrass Drive, Suite 2, Bellport, New York 11713. Such communications will be reviewed by the Secretary of the Company, who shall remove communications relating to solicitations, junk mail, or other correspondence relating to customer service issues. All other communications shall be forwarded to the Board of Directors or specific members of the Board, as appropriate or as requested in the shareholder communication.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

If you wish to bring proposed business to our 2011 Annual Meeting of Shareholders and you would like us to consider the inclusion of your proposal in our proxy statement for the meeting, you must provide written notice of such proposal to us in accordance with Securities and Exchange Commission rules not later than January 21, 2011.

Send all proposals or recommendations for nomination to our Corporate Secretary, Perfumania Holdings, Inc., 35 Sawgrass Drive, Suite 2, Bellport, New York 11713.

APPENDIX A

PERFUMANIA HOLDINGS, INC. 2010 EQUITY INCENTIVE PLAN

1.	Purpose.

The purpose of the Perfumania Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”) is to attract and retain persons who are expected to make important contributions to the Company and its Affiliates, to provide an incentive for them to achieve the Company’s goals, and to enable them to participate in the growth of the Company by granting Awards with respect to the Company’s Common Stock. Certain capitalized terms used herein are defined in Section 7 below.

2.	Administration.

The Plan shall be administered by the Committee; provided, that (a) the Board may in any instance perform any of the functions of the Committee hereunder and (b) only the Board (in lieu of the Committee) may grant Awards under the Plan to Non-Employee Directors of the Company (other than the Options automatically granted under Section 5(e) hereof) or establish the terms and conditions applicable to such Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, and to interpret the provisions hereof in its discretion. The Committee’s determinations hereunder shall be final and binding. The Committee may, subject to applicable law, delegate to one or more executive officers of the Company the power to make Awards to Participants who are not Reporting Persons or Covered Employees and all determinations hereunder with respect thereto, provided that the Committee shall fix the maximum number of shares that may be subject to such Awards.

3.	Eligibility.

All directors and all employees and consultants of the Company or any Affiliate capable of contributing to the successful performance of the Company, other than any person who has irrevocably elected not to be eligible, are eligible to be Participants in the Plan.

4.	Stock Available for Awards.

(a) Amount. Subject to adjustment under subsection 4(b), up to an aggregate of 1,000,000 shares of Common Stock may be issued pursuant to Awards, including Incentive Stock Options, under the Plan. In addition, the number of Shares available for issuance under the Plan shall automatically increase on the first trading day of each fiscal year of the Company during the term of the Plan, beginning with fiscal year 2011, by an amount equal to one and one-half percent (1 1/2%) of the shares of Common Stock outstanding as of the last trading day of the immediately preceding fiscal year. No Incentive Stock Options may be granted with respect to the additional shares of Common Stock resulting from such annual increases. Shares subject to any Award that are not issued because the Award expires, is terminated unexercised, is forfeited, or is settled in a manner that results in fewer shares outstanding than were awarded (including without limitation through the retention of shares otherwise issuable to pay the exercise price or withholding tax with respect to an award) may be subject to a new Award without being deemed to exceed such maximum amount. Common Stock issued hereunder through the assumption or substitution of outstanding grants from an acquired company shall not be deemed to exceed such maximum amount. Shares issued under the Plan may consist of authorized but unissued shares or treasury shares.

(b) Adjustments. Upon any equity restructuring, whether a stock dividend, recapitalization, split-up or combination of shares, or otherwise, the number of shares in respect of which Awards may be made under the Plan, the number of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, and the limit on individual grants in subsection 5(d) shall be proportionately adjusted, provided that the number of shares subject to any Award shall always be a whole number. In the event the Committee determines that any other reorganization, recapitalization, merger, spin-off or other corporate transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, the Committee shall equitably adjust any or all of the number and kind of shares in respect of which Awards may be made under the Plan, the number and kind of shares subject to outstanding Awards, the exercise price with respect to any of the foregoing, and the limit on individual grants in subsection 5(d), provided that the number of shares subject to any Award shall always be a whole number. If considered appropriate, the Committee may make provision for a cash payment with respect to all or part of an outstanding Award instead of or in addition to any such adjustment. Any adjustment made pursuant to this subsection shall be subject, in the case of Incentive Stock Options, to any limitation required under the Code.

5.	Awards under the Plan.

(a) Types of Awards. The Committee may grant Options, Restricted Stock, Restricted Stock Units, Stock Equivalents, and Awards of shares of Common Stock that are not subject to restrictions or forfeiture. The effectiveness of any such grant may be conditioned on the passage of time, the achievement of any Performance Goals, or the happening of any other event.

(b) Terms and Conditions of Awards.

(i) Participants; Terms. The Committee shall select the Participants to receive Awards and determine the terms and conditions of each Award. Without limiting the foregoing but subject to the other provisions of the Plan and applicable law, the Committee shall determine (A) the number of shares of Common Stock subject to each Award or the manner in which such number shall be determined, (B) the price, if any, a Participant shall pay to receive or exercise an Award or the manner in which such price shall be determined, (C) the time or times when an Award may vest or be exercised, settled, or transferred, (D) any Performance Goals, restrictions or other conditions to vesting, exercise, settlement, or transferability of an Award, (E) whether an Award may be settled in the form of cash, Common Stock or other securities of the Company, Awards or other property, and the manner of calculating the amount or value thereof, (F) the duration of any Restricted Period or any other circumstances in which an Award may be forfeited to the Company, (G) the effect on an Award of the disability, death, retirement or other termination of employment or other service of a Participant, and (H) the extent to which, and the period during which, the Participant or the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder. Except as otherwise provided hereby or in a particular Award, any determination or action with respect to an Award may be made or taken by the Committee at the time of grant or at any time thereafter.

(ii) Payment of Exercise Price. The Committee shall determine the form of consideration and manner of payment of the exercise price, if any, of any Award. Without limiting the foregoing, the Committee may, subject to applicable law, permit such payment to be made in whole or in part in cash or by surrender of shares of Common Stock (which may be shares retained from the respective Award or any other Award) valued at their Fair Market Value on the date of surrender, or such other lawful consideration, including a payment commitment of a financial or brokerage institution, as the Committee may determine. The Company may accept, in lieu of actual delivery of stock certificates, an attestation by the Participant in form acceptable to the Committee that he or she owns of record the shares to be tendered free and clear of claims and other encumbrances.

(iii) In General. Any Award may be made alone, in addition to, or in relation to any other Award. The terms of Awards of each type need not be identical, and the Committee need not treat Participants uniformly. No Award shall be transferable except upon such terms and conditions and to such extent as the Committee determines, provided that no Award shall be transferable for value and Incentive Stock Options may be transferable only to the extent permitted by the Code. No Award to any Participant subject to United States income taxation shall provide for the deferral of compensation that does not comply with Section 409A of the Code. The achievement or satisfaction of any Performance Goals, restrictions or other conditions to vesting, exercise, settlement, or transferability of an Award shall be determined by the Committee.

(iv) Documentation. Each Award under the Plan shall be evidenced by documentation in the form prescribed from time to time by the Committee and delivered to or executed and delivered by the Participant specifying the terms and conditions of the Award and containing such other terms and conditions not inconsistent with the provisions hereof as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable law and accounting principles. Any such documentation may be maintained solely in electronic format.

(v) Termination and Forfeiture. The terms of any Award may include such continuing provisions for termination of the Award and/or forfeiture or recapture of any shares, cash or other property previously issued pursuant thereto relating to competition or other activity or circumstances detrimental to the Company as the Committee may determine to be in the Company’s best interests. Without limiting the foregoing, the terms of any Award shall be subject to, and shall be deemed automatically amended to incorporate, any “clawback,” “recapture,” or similar policy adopted by the Company and in effect before or after the grant of such Award.

(vi) Dividends. In the discretion of the Committee, any Award may provide the Participant with dividends or dividend equivalents payable (in cash, in shares of Common Stock, or in the form of Awards under the Plan) currently or deferred and with or without interest; provided that no dividends or dividend equivalents will be paid with respect to an Award that provides that the Participant’s right to receive shares of Common Stock pursuant to such Award is subject to the satisfaction of one or more Performance Goals until the vesting or settlement of such Award following the satisfaction of the applicable Performance Goal(s).

(vii) Change in Control; Corporate Transactions.

(A) Except as otherwise provided with respect to any Award, (x) all then outstanding Awards shall become fully vested (and, in the case of Options, fully exercisable) immediately in the event of a Change in Control and (y) each outstanding Award that is terminated pursuant to clause (C) hereof shall become fully vested (and, in the case of Options, fully exercisable) immediately in the event of the respective corporate transaction. For this purpose, the term “Change in Control” shall mean:

(1) Consummation of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately before such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities (or those of the parent company of the reorganized, merged or consolidated company), in substantially the same proportions as their ownership immediately before such reorganization, merger, consolidation or other transaction, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

(2) Individuals who, as of the date on which the Award is granted, hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the date on which the Award was granted whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(3) The acquisition (other than from the Company) by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act, of beneficial ownership (within the meaning of Rule 13-d promulgated under the Securities Exchange Act) of 30% of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (hereinafter referred to as the ownership of a “Controlling Interest”) excluding, for this purpose, any acquisitions by (1) the Company or its Subsidiaries, (2) any person, entity or “group” that as of the date on which the Award is granted owns a Controlling Interest or (3) any employee benefit plan of the Company or its Subsidiaries.

(B) In order to preserve a Participant’s rights under an Award in the event of a Change in Control of the Company, the Committee in its discretion may, at the time an Award is made or at any time thereafter, take such actions as it deems to be in the Company’s best interests, including without limitation one or more of the following: (i) providing for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the vesting, exercise, settlement, or transferability of the Award in connection with the change in control, (ii) adjusting the terms of the Award in a manner determined by the Committee to reflect the change in control, or (iii) causing the Award to be assumed, or new rights substituted therefore, by another entity.

(C) Furthermore, the Committee may in its discretion provide, at the time of grant or at any time thereafter, that any Award shall terminate upon the consummation of any Change in Control or any other reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive, unless the successor entity, or a parent or subsidiary of such successor entity, assumes the Award. The Committee shall give written notice of any such proposed transaction a reasonable period of time before the consummation of such transaction in order to permit affected Participants to exercise any Options that are then exercisable or that may become exercisable upon the consummation of such transaction. A Participant may condition his or her exercise of any Option upon the consummation of such transaction.

(c) Provisions Applicable to Certain Types of Awards.

(i) Options and Stock Appreciation Rights. Incentive Stock Options may only be granted to persons eligible to receive such Options under the Code. The exercise price for any Option or Stock Appreciation Right shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant; provided that Options granted, in substitution for options granted by a former employer, to persons who become eligible to receive Awards hereunder as a result of a transaction described in Section 424(a) of the Code may, consistent with such Section, have a lower exercise price. No Option or Stock Appreciation Right shall have a term longer than ten years. No Incentive Stock Option may be granted more than ten years after the Effective Date. The Committee shall determine the manner of calculating the excess in value of the shares of Common Stock over the exercise price of a Stock Appreciation Right.

(ii) Restricted Stock and Restricted Stock Units. Shares of Restricted Stock and shares subject to Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the applicable Restricted Period. Restricted Stock Units may be settled in shares of Common Stock or cash as determined by the Committee. The Company shall deliver certificates with respect to shares of Restricted Stock and Restricted Stock Units that are settled in shares to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary at the expiration of the Restricted Period.

(d) Limit on Individual Grants. The aggregate maximum number of shares of Common Stock that may be granted to any Participant in any fiscal year subject to Options, Stock Appreciation Rights, or other Awards intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code shall not exceed 500,000, subject to adjustment under subsection 4(b).

(e) Automatic Grants to Non-Employee Directors.

(i) On the date that a Non-Employee Director (other than any who was previously an employee of the Company) is first elected to the Board, he or she shall automatically be granted an Option to purchase up to 10,000 shares of Common Stock, which shall vest in increments of one-third of the shares subject thereto on each of the first three anniversaries of the Grant Date, provided that the Participant then remains a member of the Board. On the date of each subsequent annual meeting of the Company’s shareholders at which a Non-Employee Director is reelected, he or she shall automatically be granted an Option to purchase up to 5,000 shares of Common Stock, which shall be fully vested and exercisable immediately.

(ii) It shall be a condition to the right of any Non-Employee Director to receive any Option pursuant to clause (i) that he or she shall enter into an option agreement with the Company in such form as shall previously have been approved by the Board. Each such Option shall have an exercise price equal to 100% of the Fair Market Value of the Common Stock on the respective election date. Nothing herein shall prevent any Non-Employee Director from being eligible to receive other Awards under this Plan.

(iii) Unless otherwise provided in the respective Option agreement, the unexercised portion of any Option granted pursuant to clause (i) shall be automatically canceled for no value at the time of the earliest to occur of the following:

(A) three (3) months after the date on which the Participant ceases to be a director of the Company for any reason other than for Cause or by reason of the Participant’s death;

(B) immediately upon the removal of the Participant as a director for Cause;

(C) one (1) year after the date the Participant ceases to be a director by reason of the Participant’s death;

(D) immediately in the event that the Participant shall file any lawsuit or arbitration claim against the Company or any Affiliate, or any of their respective officers, directors or shareholders, other than a claim to enforce a right of indemnification, whether by contract or under applicable law; or

(E) ten (10) years from the Date of Grant of the Option.

6.	General Provisions.

(a) Tax Withholding. A Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind due to the Participant under the Plan or otherwise. In the Committee’s discretion, the minimum tax obligations required by law to be withheld in respect of Awards may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of retention or delivery.

(b) Legal Compliance. The Company shall not be required to issue any shares of Common Stock or take any other action pursuant to the Plan unless the Company is satisfied that all requirements of law, or of any stock exchange on which the Common Stock is then listed, in connection therewith have been or will be complied with, and the Committee may impose any restrictions on the rights of Participants hereunder as it shall deem necessary or advisable to comply with any such requirements.

(c) Foreign Nationals. Awards may be made to Participants who are foreign nationals or employed outside the United States on such terms and conditions different from those specified herein as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(d) Amendment and Termination of Awards.

(i) The Committee may amend, modify or terminate any outstanding Award, including without limitation changing the dates of vesting, exercise or settlement, causing the Award to be assumed by another entity, and substituting therefore another Award of the same or a different type, provided that the Participant’s consent to such action shall be required unless the terms of this Plan or the Award permit such action, the Committee determines that such action is required by law or stock exchange rule, or the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

(ii) Notwithstanding the attainment of Performance Goals in the case of any Award intended to satisfy the requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code, the Committee may reduce (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant.

7.	Certain Definitions.

As used in the Plan:

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any award of shares of Common Stock or right with respect to shares described in Section 5(a).

“Board” means the Board of Directors of the Company.

“Cause” means any act of fraud or intentional misrepresentation, embezzlement, misappropriation, or conversion of assets or opportunities of the Company or any Affiliate, or willful misconduct or gross negligence.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees appointed by the Board to administer the Plan or a specified portion thereof. Each such committee shall be comprised of not less than two members of the Board who shall meet such criteria as the Board may specify from time to time.

“Common Stock” means the Common Stock, $0.01 par value, of the Company.

“Company” means Perfumania Holdings, Inc., a Florida corporation.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Date of Grant” means the date on which all requirements under applicable law and the Company’s certificate of incorporation and bylaws for the effective grant of an Award have been satisfied. The Date of Grant for an Option granted automatically under Section 5(e) shall be the respective election date.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s legal representative.

“Effective Date,” from time to time, means the most recent date that the Plan was adopted or that it was approved by the shareholders (including approval of the Plan as amended), if earlier (as such terms are used in the regulations under Section 422 of the Code).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Fair Market Value” with respect to the Common Stock or other property means the fair market value thereof determined by such methods as shall be established by the Committee from time to time. Unless otherwise determined by the Committee in good faith, the per share Fair Market Value of the Common Stock as of any date shall mean (a)(i) if the Common Stock is then listed or admitted to trading on a national securities exchange, the last reported sale price on such date on the principal national securities exchange on which the Common Stock is then listed or admitted to trading, (ii) if no such reported sale took place on such date, the average of the closing bid and asked prices on such exchange on such date, or (iii) if neither (i) nor (ii) applies, the last reported sale price on the next preceding date on which trading took place, or (b) if the Common Stock is then traded in the over-the-counter market, the average of the closing bid and asked prices on such date, as reported by The Wall Street Journal or other appropriate publication selected by the Committee, for the over-the-counter market.

“Incentive Stock Option” means an Option complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder.

“Non-Employee Director” means a member of the Board who is not also a common law employee of Company or any of its Affiliates. A member of the Board who has been such an employee shall become a Non-Employee Director as of the date he or she ceases to be an active employee. For purposes of this Plan, a member of the Board who receives deferred compensation or benefits, whether through a qualified plan or other arrangement, will not be deemed to be an employee solely on account of the receipt of such deferred compensation or benefits.

“Option” means a right to purchase shares of Common Stock and may be an Incentive Stock Option if specified by the Committee.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means one or more objective performance goals based on one or more of the following criteria established by the Committee: revenue; revenue growth; sales; expenses; margins; net income; earnings or earnings per share; cash flow; shareholder return; return on investment; return on invested capital, assets, or equity; profit before or after tax; operating profit; operating margin; return on research and development investment; market capitalization; quality improvements; market share; cycle time reductions; customer satisfaction measures; strategic positioning or marketing programs; market penetration or expansion; business / information systems improvements; expense management; infrastructure support programs; human resource programs; customer programs; technology development programs; goals relating to acquisitions or divestitures; the market price of any of the Company’s securities; or any combination of the foregoing, including without limitation goals based on any of such measures relative to peer groups or market indices, and may be particular to a Participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works or on the performance of the Company generally. “Performance Period” means any period of service of at least one year designated by the Committee as applicable to an Award intended to satisfy the requirements for “performance-based compensation.”

“Reporting Person” means a person subject to Section 16 of the Exchange Act.

“Restricted Period” means any period during which an Award or any part thereof may be forfeited to the Company.

“Restricted Stock” means shares of Common Stock that are subject to forfeiture to the Company.

“Restricted Stock Unit” means the right, subject to forfeiture, to receive the value of a share of Common Stock in the future, payable in the form of cash, Common Stock or other securities of the Company, Awards or other property, and is an unfunded and unsecured obligation of the Company.

“Stock Appreciation Right” means the right to receive any excess in value of shares of Common Stock over the exercise price of such right.

“Stock Equivalent” means the right to receive payment from the Company based in whole or in part on the value of the Common Stock, payable in the form of cash, Common Stock or other securities of the Company, Awards or other property, and may include without limitation phantom stock, performance units, and Stock Appreciation Rights.

“Transferable for value” means a transfer on terms that would prevent the Company from relying on Securities and Exchange Commission Form S-8 (or any successor form) with respect to the issuance of the Common Stock underlying the respective Award.

8.	Miscellaneous.

(a) No Rights with Respect to Service. No person shall have any claim or right hereunder to be granted an Award. Neither the adoption, maintenance, or operation of the Plan nor any Award hereunder shall confer upon any person any right with respect to the continuance of his or her employment by or other service with the Company or any Affiliate nor shall they interfere with the rights of the Company or any Affiliate to terminate or otherwise change the terms of such service at any time, including, without limitation, the right to promote, demote or otherwise re-assign any person from one position to another within the Company or any Affiliate. Unless the Committee otherwise provides in any case, the service of a Participant with an Affiliate shall be deemed to terminate for purposes of the Plan when such Affiliate ceases to be an Affiliate of the Company.

(b) No Rights as Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be issued under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded will be considered the holder of such Common Stock at the time of the Award, except as otherwise provided in the applicable Award.

(c) Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such shareholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement.

PERFUMANIA HOLDINGS, INC.

35 Sawgrass Drive, Suite 2

Bellport, New York 11713

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF

THE COMPANY’S BOARD OF DIRECTORS

The undersigned holder of common stock of Perfumania Holdings, Inc., a Florida corporation (the “Company”), hereby appoints each of Michael W. Katz, Joseph Bouhadana and Paul Garfinkle, or their successors, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated on the reverse side of this proxy card, all of the shares of stock of the Company held of record by the undersigned at the close of business on September 9, 2010 at the Company’s Annual Meeting of Shareholders, to be held on Friday, October 8, 2010, at 10:00 a.m. at the Perfumania Holdings, Inc. corporate office, 35 Sawgrass Drive, Suite 2, Bellport, New York 11713 and at any adjournments or postponements thereof.

PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL THE DIRECTOR NOMINEES LISTED IN PROPOSAL NO. 1 AND “FOR” PROPOSAL NOS. 2 AND 3.

☒	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

1. Election of Directors.

☐	Vote for all Nominees Listed Below (except as written below)

☐	Vote Withheld from all Nominees

NOMINEES:	Stephen Nussdorf Michael W. Katz Carole Ann Taylor Joseph Bouhadana Paul Garfinkle

(Instruction: To withhold authority for an individual nominee, write that nominee’s name on the line provided below.)

2. Ratification of the appointment of J.H. Cohn LLP as our independent registered public accounting firm.

☐ For	☐ Against	☐ Abstain

3. Approval of the Perfumania Holdings, Inc. 2010 Equity Incentive Plan.

☐ For	☐ Against	☐ Abstain

4. In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES LISTED HEREIN, “FOR” THE RATIFICATION OF THE APPOINTMENT OF J.H. COHN LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND “FOR” THE APPROVAL OF THE PERFUMANIA HOLDINGS, INC. 2010 EQUITY INCENTIVE PLAN.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED.

DATE

SIGNATURE

SIGNATURE (If held jointly)

Note: Please sign exactly as your name appears hereon and mail it promptly even though you may plan to attend the Annual Meeting. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If partnership, please sign in the partnership name by authorized person.